Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130398
PROSPECTUS
$1,500,000,000
Offer to Exchange All Outstanding $1,000,000,000 5 1/2% Notes due 2016
for
$1,000,000,000 5 1/2% Notes due 2016,
which have been registered under the Securities Act of 1933
and
Offer to Exchange All Outstanding $500,000,000 6% Notes due 2036
for
$500,000,000 6% Notes due 2036,
which have been registered under the Securities Act of 1933

The Exchange Offer:

• We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

• You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

• The exchange offer expires at 9:00 a.m., New York City time, on February 7, 2006, unless extended. We do not currently intend to extend the expiration date.

• The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

• We will not receive any proceeds from the exchange offer.	The Exchange Notes:

• The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

• The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Resales of the Exchange Notes:

• The exchange notes may be sold in the over-the-
counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

       See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider before participating in the exchange offer.
      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.
      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.
      We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 5, 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. In addition, our SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We incorporate by reference into this prospectus the documents listed below and any future filings (including filings made after the date of this prospectus but prior to the termination of the offering) made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K, filed on March 14, 2005, for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q, filed on May 6, 2005, for the quarter ended March 31, 2005, on August 5, 2005, for the quarter ended June 30, 2005, and on November 7, 2005, for the quarter ended September 30, 2005; and

•	our Current Reports on Form 8-K, filed on January 11, 2005, March 3, 2005, March 9, 2005, April 22, 2005, September 30, 2005, November 15, 2005, November 18, 2005 and December 22, 2005.

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      You may obtain documents incorporated by reference into this prospectus at no cost by requesting them orally or in writing from us at the following address:
Investor Relations
Wyeth
Five Giralda Farms
Madison, New Jersey 07940
Tel: (973) 660-5000
      In order to obtain timely delivery, you must request the documents no later than January 31, 2006, which is five business days before the expiration date of this exchange offer.
      Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

ii

SUMMARY
      This prospectus should be read carefully before any decision is made with respect to exchanging the outstanding notes. This summary highlights information contained elsewhere in this prospectus. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this prospectus, including the section entitled “Risk Factors.” As used in this prospectus, the terms “we,” “our,” “us,” and the “Company” refer to Wyeth, the issuer of the outstanding notes and the exchange notes, except where the context otherwise requires or as otherwise indicated.
Wyeth
      We are one of the world’s largest research-based pharmaceutical and health care products companies. We are a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, non-prescription medicines and animal health care. We specialize in therapy areas of critical need, including neuroscience therapies, gastrointestinal diseases, musculoskeletal therapies, vaccines, infectious diseases, women’s health care, cardiovascular diseases, transplantation and oncology. Our research and development utilizes three technology platforms: small molecules, vaccines and protein pharmaceuticals.
      Our Pharmaceuticals segment manufactures, distributes, and sells branded human ethical pharmaceuticals, biologicals, vaccines and nutritionals. These products are promoted and sold worldwide primarily to wholesalers, pharmacies, hospitals, physicians, retailers, and other human health care institutions. Some of these sales are made to large buying groups representing certain of these customers. Principal product categories and their respective products are: neuroscience therapies including Effexor (marketed as Efexor internationally) and Effexor XR; cardiovascular products including Altace (co-marketed with King Pharmaceuticals, Inc.); nutritionals including S-26, 2nd Age Promil and 3rd Age Progress (international markets only); gastroenterology drugs including Zoton (international markets only) and Protonix (U.S. market only); anti-infectives including Zosyn (marketed as Tazocin internationally) and recently-launched Tygacil; vaccines including Prevnar (marketed as Prevenar internationally); oncology therapies; musculoskeletal therapies including Enbrel; hemophilia treatments including BeneFIX Coagulation Factor IX (Recombinant) and ReFacto albumin-free formulated Factor VIII (Recombinant); immunological products including Rapamune; and women’s health care products including Premarin, Prempro, Premphase, and Alesse (marketed as Loette internationally). We manufacture these products in the United States and Puerto Rico, and in 15 foreign countries.
      Our Consumer Healthcare segment manufactures, distributes and sells over-the-counter health care products. Principal Consumer Healthcare product categories and their respective products are: analgesics including Advil; cough/cold/allergy remedies including Robitussin, Dimetapp and Alavert; nutritional supplements including Centrum and Caltrate products; and hemorrhoidal, asthma and personal care items including ChapStick. These products are generally sold to wholesalers and retailers and are promoted primarily to consumers worldwide through advertising. These products are manufactured in the United States and Puerto Rico, and in 9 foreign countries.
      Our Animal Health segment manufactures, distributes and sells animal biological and pharmaceutical products. Principal Animal Health product categories include pharmaceuticals, vaccines including West Nile — Innovator and parasite control including Cydectin, and growth implants. These products are sold to wholesalers, veterinarians and other animal health care providers. We manufacture these products in the United States and in 7 foreign countries.
      We are incorporated in the State of Delaware, and the address of our principal offices is Five Giralda Farms, Madison, New Jersey 07940. Our telephone number is 973-660-5000. You may visit us at our web site located at www.wyeth.com. The information contained in our web site has not been, and shall not be deemed to be, incorporated by reference into this prospectus.

The Exchange Offer
      On November 14, 2005, we completed the private offering of $1,000,000,000 principal amount of our 5 1/2% Notes due 2016 and $500,000,000 principal amount of our 6% Notes due 2036. In this prospectus, the term “outstanding notes” refers to the 5 1/2% Notes due 2016 and the 6% Notes due 2036 issued in the private offering; the term “exchange notes” refers to the 5 1/2% Notes due 2016 and the 6% Notes due 2036, as registered under the Securities Act of 1933, as amended (the “Securities Act”) and the term “notes” refers to both the outstanding notes and the exchange notes offered hereby.

General	In connection with the private offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 210 days after the date of original issuance of the outstanding notes.

You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• the liquidated damages provisions of the registration rights agreement are no longer applicable.

The exchange offer	We are offering to exchange up to:

• $1,000,000,000 aggregate principal amount of our 5 1/2% Notes due 2016, which have been registered under the Securities Act, for any and all of our outstanding 5 1/2% Notes due 2016; and

• $500,000,000 aggregate principal amount of our 6% Notes due 2036, which have been registered under the Securities Act, for any and all of our outstanding 6% Notes due 2036.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding notes and you may have difficulty selling them.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

• you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters;

• in the absence of an exception from the position of the SEC stated above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration date	The exchange offer will expire at 9:00 a.m., New York City time, on February 7, 2006, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration date of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer — Certain Conditions to the Exchange Offer.”

Procedures for tendering outstanding notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, which we refer to as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are our “affiliate” within the meaning of Rule 405 under the Securities Act or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special procedures for beneficial owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other documents required by the letter of transmittal, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on holders of outstanding notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not intend to register any outstanding notes under the Securities Act other than in the exchange offer or as otherwise may be required under the registration rights agreement.

Certain United States federal income tax consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange agent	JPMorgan Chase Bank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

The Exchange Notes

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued, and the exchange notes due 2016 and the outstanding notes due 2016 will constitute a single class and series of notes for all purposes under the indenture, and the exchange notes due 2036 and the outstanding notes due 2036 will constitute a single class and series of notes for all purposes under the indenture.

The following summary contains basic information about the exchange notes and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange notes, please refer to the section entitled “Description of the Exchange Notes” in this prospectus.

Issuer	Wyeth, a Delaware corporation

Securities	Up to $1,500,000,000 aggregate principal amount of exchange notes, which we will issue in two series:

• up to $1,000,000,000 5 1/2% notes due 2016 (“2016 Exchange Notes”); and

• up to $500,000,000 6% notes due 2036 (“2036 Exchange Notes”).

Maturity dates	The 2016 Exchange Notes will mature on February 15, 2016 and the 2036 Exchange Notes will mature on February 15, 2036.

Interest payment dates	February 15 and August 15 of each year, beginning on February 15, 2006.

Ranking	The exchange notes are unsecured and rank equally with all our other senior unsecured and unsubordinated debt.

Optional redemption	We may redeem the 2016 Exchange Notes and/or the 2036 Exchange Notes in whole at any time or in part from time to time at the redemption prices described under the heading “Description of the Exchange Notes — Optional Redemption.”

Covenants	We will issue the exchange notes under the same indenture as the outstanding notes were issued. The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

• use assets as security in other transactions;

• enter into certain sale and lease-back transactions; and

• merge, consolidate or sell assets.

These covenants will be subject to a number of important exceptions. For more details, see “Description of the Exchange Notes.”

SELECTED HISTORICAL FINANCIAL INFORMATION
      The table below shows the selected historical financial information for Wyeth. This information has been prepared using the consolidated financial statements of Wyeth for each of the fiscal years in the period from January 1, 2000 to December 31, 2004, and for the nine months ended September 30, 2005 and 2004. The selected historical financial information as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 have been derived from financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, which are incorporated by reference in this prospectus.

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollar amounts in thousands except per share amounts)
Summary of Net Revenue and Earnings
Net revenue	$14,009,094	$12,709,830	$17,358,028	$15,850,632	$14,584,035	$13,983,745	$13,081,334
Income (loss) from continuing operations(1)(2)	2,924,602	2,998,340	1,233,997	2,051,192	4,447,205	2,285,294	(901,040)
Diluted earnings (loss) per share from continuing operations	2.16	2.22	0.91	1.54	3.33	1.72	(0.69)
Dividends per common share	0.9400	0.9200	0.9200	0.9200	0.9200	0.9200	0.9200
Year-End Financial Position
Current assets(2)	$16,122,225	$14,054,624	$14,438,029	$14,962,242	$11,605,699	$9,766,753	$10,180,811
Current liabilities(2)	10,195,036	7,187,019	8,535,542	8,429,510	5,485,506	7,257,181	9,742,059
Ratio of current assets to current liabilities(2)	1.58	1.96	1.69	1.77	2.12	1.35	1.05
Total assets(2)	34,399,386	30,598,712	33,629,704	31,031,922	26,042,592	22,967,922	21,092,466
Long-term debt(3)	7,789,136	7,812,764	7,792,311	8,076,429	7,546,041	7,357,277	2,394,790
Average stockholders’ equity	—	—	9,571,142	8,725,147	6,114,243	3,445,333	4,516,420
Stockholders — Outstanding Shares
Number of common stockholders	—	—	54,301	59,181	61,668	64,698	58,355
Weighted average common shares outstanding used for diluted earnings per share calculation (in thousands)(4)	1,361,932	1,354,172	1,354,489	1,336,430	1,334,127	1,330,809	1,306,474
Employment Data(5)
Number of employees at year end	—	—	51,401	52,385	52,762	52,289	48,036
Wages and salaries	—	—	$3,280,328	$3,003,555	$2,792,379	$2,536,220	$2,264,258
Benefits (including social security taxes)	—	—	958,317	933,448	842,177	691,018	602,816

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this prospectus for discussion of the diet drug litigation charges, gains related to Immunex Corporation (Immunex)/ Amgen Inc. (Amgen) common stock transactions and special charges for the nine months ended September 30, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002.

(2)	As a result of pre-tax charges of $4,500,000, $2,000,000, $1,400,000, $950,000, $7,500,000 and $4,750,000 in 2004, 2003, 2002, 2001, 2000 and 1999, respectively, related to the litigation brought against the Company regarding the use of the diet drugs Redux or Pondimin, current liabilities increased substantially beginning in 1999 compared with prior years and unfavorably impacted the ratio of current assets to current liabilities in years subsequent to 1998.

In 2002, the Company sold 67,050,400 shares of Amgen common stock received in connection with Amgen’s acquisition of Immunex for net proceeds of $3,250,753. The Company used a portion of these proceeds to pay down commercial paper and substantially reduce current liabilities. Additionally, the remaining 31,235,958 shares of Amgen common stock owned by the Company as of December 31, 2002 had a fair value of $1,509,947. The fair value of these shares as well as the proceeds from the shares sold in 2002 substantially increased total assets. In 2003, the Company completed the sale of the remaining 31,235,958 shares of its Amgen common stock holdings for net proceeds of $1,579,917.

(3)	In 2001, the Company issued $3,000,000 of Senior Notes. In 2003, the Company issued $4,800,000 of Senior Notes and $1,020,000 of Convertible Senior Debentures. A portion of the proceeds from the 2003 borrowings was used to repurchase approximately $1,700,000 in previously issued Senior Notes.

(4)	The average number of common shares outstanding for diluted earnings per share has been restated for 2003 and for the nine months ended September 30, 2004 in accordance with Emerging Issues Task Force Issue No. 04-8, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share. The Company’s Convertible Senior Debentures were issued in December 2003, and there was no impact on 2003 diluted earnings per share as a result of the restatement. The 2004 first nine months has been restated to reflect a $0.02 dilution as a result of the application of this issue.

(5)	The employment data is only summarized on an annual basis. Therefore, the information is not available as of September 30, 2005 and 2004.

RISK FACTORS
      Before you participate in the exchange offer, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.
Risk Factors Relating To The Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.
      The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.
      If you do not follow the procedures described herein and in the applicable attachments hereto, you will not receive any exchange notes. The exchange notes will be issued to you in exchange for outstanding notes only after timely receipt by the exchange agent of your outstanding notes and either:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent’s message through the Automated Tender Offer Program of DTC.
      If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE
      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This prospectus and the documents incorporated by reference into this prospectus, as well as other written or oral statements made by us or on our behalf, may include forward-looking statements reflecting our current views at the time these statements were made with respect to future events and financial performance. These forward-looking statements can be identified by their use of words such as “anticipates,” “expects,” “is confident,” “plans,” “could,” “will,” “believes,” “estimates,” “forecasts,” “projects” and other words of similar meaning. These forward-looking statements address various matters including:

•	Our anticipated results of operations, liquidity position, financial condition and capital resources;

•	The benefits that we expect will result from our business activities and certain transactions we announced or completed, such as increased revenues, decreased expenses, and avoided expenses and expenditures;

•	Statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts;

•	The accuracy of our estimates and assumptions utilized in our critical accounting policies;

•	The timing and successfulness of research and development activities;

•	Trade buying patterns;

•	The impact of competitive or generic products;

•	Economic conditions, including interest rate and foreign currency exchange rate fluctuation;

•	Changes in generally accepted accounting principles;

•	Any changes in political or economic conditions due to the threat of terrorist activity worldwide and related U.S. military action internationally;

•	Costs related to product liability, patent protection, government investigations and other legal proceedings;

•	Our ability to protect our intellectual property, including patents;

•	The impact of legislation or regulation affecting pricing, reimbursement or access, both in the United States and internationally;

•	Impact of managed care or health care cost-containment;

•	Increased focus on privacy issues in countries around the world, including the United States and the European Union;

•	Governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and results of tax audits;

•	Environmental liabilities;

•	The future impact of presently known trends, including those with respect to product performance and competition;

•	Change in product mix;

•	Anticipated amounts of future contractual obligations and other commitments, including future minimum rental payments under non-cancelable operating leases and estimated future pension and other postretirement benefit payments;

•	Anticipated developments relating to sales of PREMPRO/ PREMARIN family of products, PROTONIX, EFFEXOR, ENBREL, and PREVNAR and ENBREL product supply; and

•	Expectations regarding the impact of litigation and potential litigation relating to PREMPRO, PREMARIN, ROBITUSSIN, DIMETAPP and EFFEXOR, including the proposed settlement of the U.S. patent litigation pertaining to a generic version of EFFEXOR XR; the nationwide class action settlement relating to REDUX and PONDIMIN; and additional litigation charges related to REDUX and PONDIMIN.
      All forward-looking statements address matters involving numerous assumptions, risks and uncertainties, which may cause actual results to differ materially from those expressed or implied by us in those statements. Accordingly, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Additionally, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
      All forward-looking statements should be considered in connection with the cautionary statements appearing below and the cautionary statements that appear under the headings “Quantitative and Qualitative Disclosures About Market Risk” and “Certain Factors That May Affect Future Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2004 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in Notes 5 or 6 to our consolidated condensed financial statements contained in our Quarterly Reports on Form 10-Q incorporated by reference into this prospectus, as well as other cautionary statements contained or incorporated by reference in this prospectus and any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
      Factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the following:

•	Economic factors over which we have no control such as changes in business and economic conditions, including, but not limited to, inflation and fluctuations in interest rates, foreign currency exchange rates and market value of our equity investments and any impacts of war or terrorist acts;

•	Interruptions of computer and communication systems, including computer viruses, that could impair the Company’s ability to conduct business and communicate with its customers;

•	Increasing pricing pressures, both in and outside the United States, resulting from continued consolidation among health care providers, rules and practices of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations relating to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general;

•	Competitive factors, such as (i) new products developed by our competitors that have lower prices or superior performance features or that are otherwise competitive with our current products; (ii) technological advances and patents attained by our competitors; (iii) changes in promotional regulations or practices; (iv) development of alternative therapies; (v) potential generic competition for PREMARIN, EFFEXOR and for other health care products as such products mature and patents or marketing exclusivity expire on such products; (vi) problems with licensors, suppliers and distributors; (vii) business combinations among our competitors and major customers; and (viii) ability to attract and retain management and other key employees;

•	Government laws and regulations affecting U.S. and international operations, including (i) trade, monetary and fiscal policies and taxes; (ii) price controls, or reimbursement or access policies; (iii) drug importation legislation; (iv) changes in governments and legal systems; and (v) regulatory approval processes affecting approvals of products and licensing, including, without limitation, uncertainties in the Food and Drug Administration (the “FDA”) approval process that may delay or prevent the approval of new products and result in lost market opportunity;

•	Difficulties and delays inherent in pharmaceutical research, product development, manufacturing and commercialization, such as, (i) failure of new product candidates to reach market due to efficacy or safety concerns, inability to obtain necessary regulatory approvals and the difficulty or excessive cost to manufacture; (ii) the inability to identify viable new chemical compounds; (iii) difficulties in successfully completing clinical trials; (iv) difficulties in manufacturing complex products, particularly biological products, on a commercial scale; (v) difficulty in gaining and maintaining market acceptance of approved products; (vi) seizure or recall of products; (vii) the failure to obtain, the imposition of limitations on the use of, or loss of patent and other intellectual property rights; (viii) failure to comply with current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines that could lead to temporary manufacturing shutdowns, product shortages and delays in product manufacturing; and (ix) other manufacturing or distribution problems, including unexpected adverse events or developments at any of the manufacturing facilities involved in the production of one or more of the Company’s principal products;

•	Difficulties or delays in product manufacturing or marketing, including but not limited to, the inability to build up production capacity commensurate with demand, the inability of our suppliers to provide raw material, and the failure to predict market demand for or to gain market acceptance of approved products;

•	Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, regulatory action on the part of the FDA (or foreign counterparts) or declining sales;

•	Growth in costs and expenses, changes in product mix, and the impact of any acquisitions or divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization and organizational restructuring;

•	Legal difficulties, any of which can preclude or delay commercialization of products or adversely affect profitability, such as (i) product liability litigation related to our products including, without limitation, litigation associated with DIMETAPP, ROBITUSSIN, PREMPRO, PREMARIN, EFFEXOR, and our former diet drug products, REDUX and PONDIMIN; (ii) claims asserting violations of antitrust, securities, or other laws; (iii) tax matters; (iv) intellectual property disputes or changes in intellectual property legal protections and remedies; (v) environmental matters, including obligations under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund; and (vi) complying with the consent decree with the FDA and other commitments to governmental authorities;

•	Federal legislation currently pending that would require behind-the-pharmacy-counter treatment for all pseudoephedrine-containing products;

•	Fluctuations in buying patterns of major distributors, retail chains and other trade buyers which may result from seasonality, pricing, wholesaler buying decisions or other factors; and

•	Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Emerging Issues Task Force, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants, which may require adjustments to our financial statements.
      This list should not be considered an exhaustive statement of all potential risks and uncertainties.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our consolidated ratio of earnings to fixed charges for each of the five most recent fiscal years ended on December 31 and for the nine months ended September 30, 2004 and September 30, 2005.

	Nine Months
	Ended
	September 30,		Fiscal Year Ended December 31

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	13.0	13.7	0.5	7.6	15.0	7.2	*

*	The results of operations for the year ended December 31, 2000 were inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 2000 was $1,171,633,000.
      For the purposes of the table above, earnings are defined as income (loss) from continuing operations before income taxes, less equity earnings and capitalized interest, plus fixed charges, distributed income of equity investees, minority interests and amortization of capitalized interest. Fixed charges include interest expense on all debt, amortization of deferred debt issuance costs, capitalized interest and the portion of rental expense on operating leases attributable to interest.

THE EXCHANGE OFFER
Background of the Exchange Offer
      We have entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement we agreed, under specified circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the offer to be consummated within 210 days following the original issue of the outstanding notes on November 14, 2005. The exchange notes will have terms identical in all material respects to the terms of the tendered outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.
      In addition, in the registration rights agreement we agreed that, under the circumstances outlined below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after its effective date. These circumstances include:

•	if applicable law, SEC rules or regulations or any interpretations of those rules or regulations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 210 days following the original issue of the outstanding notes;

•	if any initial purchaser of the outstanding notes requests a shelf registration statement within 90 days following the consummation of the exchange offer with respect to outstanding notes not eligible to be exchanged for exchange notes and held by the initial purchaser following the consummation of the exchange offer;

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for outstanding notes (other than due solely to the holder being an affiliate of ours or a participating broker-dealer and not complying with the prospectus delivery requirements in the registration rights agreement); or

•	if we so elect.
      If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes. Please read the section captioned “Description of the Exchange Notes — Exchange Offer; Registration Rights” for more details regarding the registration rights agreement.
Resale of Exchange Notes
      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      If you are our affiliate, or are engaged in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
      This prospectus may be used for an offer to resell, for resale or for other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      If you wish to exchange outstanding notes for exchange notes in the exchange offer, you will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes; and

•	you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act.
      If you are our affiliate within the meaning of Rule 405 under the Securities Act or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”
      On the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes validly tendered and not validly withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes you surrender in the exchange offer. You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes tendered for such exchange notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest if we fail to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the tendered outstanding notes. We will issue the exchange notes under the same indenture that authorized the issuance of the outstanding notes, and the exchange notes will be entitled to the benefits of that indenture. Consequently, outstanding notes and exchange notes which have identical terms (except as described in the first sentence of this paragraph) will be treated as a single class of debt securities under that indenture. For a description of the indenture, see “Description of the Exchange Notes.”
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $1,000,000,000 aggregate principal amount of the outstanding notes due 2016 are outstanding and $500,000,000 aggregate principal amount of the outstanding notes due 2036 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the registration rights agreement and the indenture relating to the outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to those holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extensions; Amendments
      As used in this prospectus, the term “expiration date” means 9:00 a.m., New York City time, on February 7, 2006. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately after the previously scheduled expiration date.
      Subject to the terms of the registration rights agreement, we reserve the right:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions outlined below under “— Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

      We will follow any delay in acceptance, extension, termination or amendment of the exchange offer as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.
      During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
Certain Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if, in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described in the first paragraph under “— Terms of the Exchange Offer” above and “— Procedures for Tendering” below; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to you an appropriate form for registration of the exchange notes under the Securities Act.
      These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of any of those rights. Each of those rights will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes that have been tendered, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering
      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
      In addition:

•	the exchange agent must receive prior to the expiration date your outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive prior to the expiration date, a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	you must comply with the guaranteed delivery procedures described in “— Guaranteed Delivery Procedures.”
      The exchange agent must receive physical delivery of your letter of transmittal and other required documents at the address indicated under “— Exchange Agent” prior to the expiration date.
      Your tender that is not withdrawn prior to the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes, the letter of transmittal and all other documents required by the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of the outstanding notes.
      The transfer of registered ownership may take a considerable amount of time and may not be able to be completed before the expiration date.
      A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee signatures on a letter of transmittal or a notice of withdrawal described below, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an Eligible Guarantor Institution must guarantee the signature on the bond power.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this condition, those persons should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived.
      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “— Procedures for Tendering” at any time prior to the expiration date.
      By signing the letter of transmittal, you, as a tendering holder of outstanding notes, will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

•	you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act.
      If you are our “affiliate” within the meaning of Rule 405 under the Securities Act or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you may tender if:

•	you make the tender through an Eligible Guarantor Institution;

•	before the expiration date, the exchange agent receives from the Eligible Guarantor Institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

(a) indicating your name and address, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

(b) stating that the tender is being made by those documents; and

(c) guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of that letter together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile of that letter as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures outlined above.

Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice — which may be by telegram, telex, facsimile transmission or letter — of withdrawal at its address indicated under “— Exchange Agent” below; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.
      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, before the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an Eligible Guarantor Institution unless the holder is an Eligible Guarantor Institution.
      If you have tendered outstanding notes under the procedure for book-entry transfer described above, any notice of withdrawal must be delivered to the exchange agent and must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
Exchange Agent
      We have appointed JPMorgan Chase Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

If by registered or certified mail:	If by hand or overnight delivery:
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Worldwide Securities Services	GIS Unit Trust Window
2001 Bryan Street	4 New York Plaza, 1st Floor
Dallas, Texas 75201	New York, NY 10004
Attn: Frank Ivins	Attn: Frank Ivins
By facsimile transmission (for Eligible Guarantor Institutions only):
Facsimile: (214) 468-6494

For information or confirmation by telephone:
Telephone: (800) 275-2048

      Delivery of the letter of transmittal to an address other than as provided above or transmission via facsimile other than as provided above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $325,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. You, as the tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If you do not submit satisfactory evidence of payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed to the tendering holder.
      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
Some Adverse Consequences of Failure to Exchange
      If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that will be tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES
      The following is a summary description of the exchange notes, which we refer to in this section as the “Exchange Notes”. This section summarizes all of the material terms of the Exchange Notes, but it is not complete and is qualified by reference to all the provisions of the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. However, the description does provide an accurate summary of the material terms of the Exchange Notes.
      For purposes of this section, the term “Company” refers only Wyeth and not to any of its subsidiaries.
General
      The 2016 Exchange Notes and 2036 Exchange Notes will each be issued as a separate series of debt securities (“Debt Securities”) under a supplemental indenture (the “Supplemental Indenture”) dated November 14, 2005 relating to an indenture dated as of April 10, 1992, as amended on October 13, 1992 (as further amended or modified by the Supplemental Indenture, the “Indenture”) between Wyeth (the “Company”) and JPMorgan Chase Bank, N.A. (successor to Manufacturers Hanover Trust Company) as trustee (the “Trustee”). Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.
      The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. As of the date of this prospectus, the principal amount of Debt Securities outstanding under the Indenture is $9.07 billion, including the outstanding notes.
      The Exchange Notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Exchange Notes are unsecured obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company.
      Interest on the Exchange Notes will be payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2006 (each an “Interest Payment Date”), to the persons in whose names the Exchange Notes are registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, maturity date or redemption date is a Legal Holiday in New York, New York, the required payment will be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York are not required to be open.
      The Company may “reopen” any series of Debt Securities and issue additional securities of that series without the consent of the holders of that series.
2016 Exchange Notes
      The 2016 Exchange Notes initially will be limited to $1,000,000,000 aggregate principal amount. Subject to adjustment as described below, the 2016 Exchange Notes will bear interest at the rate of 5 1/2% per annum from and including November 14, 2005, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 2016 Exchange Notes will mature and the principal amount will be payable on February 15, 2016. The 2016 Exchange Notes will not have the benefit of any sinking fund.

2036 Exchange Notes
      The 2036 Exchange Notes initially will be limited to $500,000,000 aggregate principal amount. Subject to adjustment as described below, the 2036 Exchange Notes will bear interest at the rate of 6% per annum from and including November 14, 2005, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 2036 Exchange Notes will mature and the principal amount will be payable on February 15, 2036. The 2036 Exchange Notes will not have the benefit of any sinking fund.
Payment
      Holders of certificated Exchange Notes must surrender the Exchange Notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated Exchange Notes will be payable at the office of the paying agent maintained for such purpose or, at the option of the Company, payment of principal and interest may be made by check mailed to a holder’s registered address.
      Payment of principal of and interest and premium, if any, on any Exchange Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the “Global Notes”) will be made to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds as described in “— Book-Entry Only; Delivery and Form.” Initially, the Trustee will act as paying agent for the Exchange Notes.
      The principal of and interest and premium, if any, on the Exchange Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Exchange Notes may be presented for registration of transfer or exchange at the office of the registrar for the Exchange Notes or at any other office or agency maintained by the Company or the registrar for such purpose. Initially, the Trustee will act as registrar for the Exchange Notes.
Optional Redemption
      The 2016 Exchange Notes and 2036 Exchange Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, with at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount of the Exchange Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Exchange Notes to be redeemed, exclusive of interest accrued to the redemption date (the “Remaining Life”), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points in the case of the 2016 Exchange Notes and 25 basis points in the case of the 2036 Exchange Notes, plus, in both cases, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
      If money sufficient to pay the redemption price of and accrued interest on all of the Exchange Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Exchange Notes (or such portion thereof) called for redemption.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.
      “Comparable Treasury Price” means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.
      “Quotation Agent” means the Reference Treasury Dealer appointed by the Company.
      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      The Company may at any time, and from time to time, purchase the Exchange Notes at any price or prices in the open market or otherwise.
Book-Entry Only; Delivery and Form
      The statements set forth below include summaries of certain rules and operating procedures of DTC that will affect transfers of interests in the Global Notes.
      The Exchange Notes of each series will be issued initially in the form of one or more Global Notes in registered form without interest coupons, which will be deposited with the Trustee (in such capacity, the “Custodian”) for, and registered in the name of Cede & Co., as nominee of, DTC.
      Investors may hold their interests in the Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system.
      Transfers between participants in DTC (the “Participants”) will be effected in the ordinary way in accordance with DTC rules.
      Persons who are not Participants may beneficially own interests in the Global Notes only through Participants or Indirect Participants (as defined below). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Notes, Cede & Co. will be considered the sole holder of such Exchange Notes for all purposes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive and will not be entitled to receive physical delivery of individual certificates and will not be considered the holders thereof.
      Payment of principal and of interest and premium, if any, on the Global Notes will be made to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
      The Company has been informed by DTC that upon receipt of any payment of principal of or interest or premium, if any, on the Global Notes, DTC will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Notes as shown on the records of DTC.

Payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be the responsibility of such Participants, as is the case with securities held by broker-dealers, either directly or through nominees, for the accounts of customers and registered in “street name.”
      Because DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
      So long as the Exchange Notes are represented by Global Notes and such Global Notes are held on behalf of DTC or any other clearing system, such clearing system or its nominee will be considered the sole holder of the Exchange Notes represented by the Global Notes for all purposes under the Indenture, including, without limitation, obtaining consents and waivers thereunder, and neither the Trustee nor the Company will be affected by any notice to the contrary. Neither the Trustee nor the Company will have any responsibility or obligation with respect to the accuracy of any records maintained by any clearing system or any participant of such clearing system. The clearing systems will take actions on behalf of their participants (and any such participant will take actions on behalf of any Indirect Participant) in accordance with their standard procedures. To the extent that any clearing system acts upon the direction of the holders of the beneficial interests in the Global Notes and such beneficial holders give conflicting instructions, the applicable clearing system may take conflicting actions in accordance with such instructions.
      DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants and only in respect of the principal amount of the Exchange Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.
      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for the physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly including Euroclear Bank S.A./ N.C. and Clearstream Banking S.A. (“Indirect Participants”).
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of its obligations under the rules and procedures governing its operations.
Individual Securities
      If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, if there will have occurred and be continuing an Event of Default (as described below) with respect to the Exchange Notes or if the Company has determined not to have the Exchange Notes represented by Global Notes, the Company will issue individual Exchange Notes in certificated, definitive registered form in exchange for all, but not less than all, of the Global Notes.
      The holder of each individual Exchange Note in certificated form may transfer or exchange such Exchange Note by surrendering it at the office of the Trustee. Prior to any proposed transfer of individual

Exchange Notes in certificated form, the holder may be required to provide certifications and other documentation relating to the manner of such transfer and submit such certifications and other documentation to the Trustee as described under “— Book-Entry Only; Delivery and Form” above.
Same-Day Settlement and Payment
      Settlement for the Exchange Notes represented by the Global Notes will be made in immediately available funds. All payments of principal of and interest and premium, if any, on the Exchange Notes will be made by the Company in immediately available funds.
      The Exchange Notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Exchange Notes will therefore be required by DTC to settle in immediately available funds.
Restrictive Covenants
      Each of the following restrictive covenants will be applicable to each series of Exchange Notes.
      Limitation On Liens. The Indenture provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, the Company will not create or assume, or permit any Restricted Subsidiary to create or assume, any mortgage, pledge, security interest or lien (“Mortgage”) of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, unless the Debt Securities of such series are secured by such Mortgage equally and ratably with all other indebtedness thereby secured. Such covenant does not apply to (a) Mortgages on any Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement or within 120 days after the latest of the acquisition, completion of construction (including any improvement on any existing property) or commencement of commercial operation of such property, (c) Mortgages on any Principal Property or shares of stock or indebtedness acquired from a corporation merged with or into the Company or a Restricted Subsidiary, (d) Mortgages on any Principal Property to secure indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary, (e) Mortgages on any Principal Property in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico or any political subdivision thereof to secure progress or other payments or to secure indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property (including Mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings), (f) Mortgages existing on the date of the Indenture and (g) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (f), inclusive. (Section 3.6)
      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the Debt Securities of any series, create or assume Mortgages (which would otherwise be subject to the foregoing restrictions) securing indebtedness in an aggregate amount which, together with all other Exempted Debt (as defined) of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company’s consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets). (Section 3.6)
      Sale And Lease-Back Transactions. The Indenture provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, Sale and Lease-Back Transactions (as defined) by the Company or any Restricted Subsidiary of any Principal Property are prohibited except in the event that (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property to be leased equal in amount to the Attributable Debt (as defined) with respect to such Sale and Lease-Back Transaction without equally or ratably securing the Debt Securities of such series; or (b) the Company applies an amount equal to the fair value of the property sold to the purchase of Principal Property or to the retirement of Long-Term

Indebtedness (as defined) of the Company within 120 days of the effective date of any such Sale and Lease-Back Transaction. In lieu of applying such amount to such retirement the Company may deliver Debt Securities to the Trustee for cancellation, such Debt Securities to be credited at the cost thereof to the Company. (Section 3.7)
      Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Debt resulting from such Sale and Lease-Back Transaction, together with all other Exempted Debt of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company’s consolidated net tangible assets. (Section 3.7)
      The term “Principal Property” means the Company’s principal office building and each manufacturing plant or research facility located within the territorial limits of the States of the United States of America or The Commonwealth of Puerto Rico (but not within any other territorial possession) of the Company or a Subsidiary except such as the Board of Directors by resolution reasonably determines (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its consolidated Subsidiaries taken as a whole) not to be a Principal Property. (Section 1.01)
      The term “Subsidiary” means any corporation the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation are at the time owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, other than a Subsidiary which is engaged primarily in financing receivables, making loans, extending credit, providing financing from foreign sources or other activities of a character conducted by a finance company. The term “Restricted Subsidiary” means any Subsidiary which owns a Principal Property. (Section 1.01)
      Consolidation, Merger and Sale Of Assets. The Company may not consolidate with, merge into, or sell or convey its property and assets substantially as an entirety to another entity unless the successor entity assumes all the obligations of the Company under the Indenture and the Debt Securities and after giving effect thereto, no default or Event of Default shall have occurred and be continuing and such successor entity shall be incorporated under the laws of the United States or any State. Thereafter, except in the case of a conveyance by way of lease, all such obligations of the Company shall terminate. (Section 9.1) The Indenture further provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, the Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with another corporation, or sell all or substantially all of its assets to another corporation for a consideration other than the fair value thereof in cash, if such other corporation has outstanding obligations secured by a mortgage which, after such transaction, would extend to any Principal Property owned by the Company or such Restricted Subsidiary prior to such transaction, unless the Company or such Restricted Subsidiary shall have effectively provided that the Debt Securities of such series will be secured by a mortgage which, upon completion of the aforesaid transaction, will rank prior to such mortgage of such other corporation on any Principal Property. (Section 3.6)
      The provisions of the Indenture do not afford holders of the Exchange Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Exchange Notes.
Events of Default
      An Event of Default with respect to Debt Securities of any series is defined under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 90 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or the Indenture; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided for in the Debt Securities of such series or in the supplemental indenture creating such Debt Securities.

(Section 5.1) There are no additional Events of Default contained in the Exchange Notes or the Supplemental Indenture creating the Exchange Notes.
      The Indenture provides that (i) if an Event of Default described in the foregoing clauses (a), (b), (c) or (e) (if the Event of Default under clause (c) or (e) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of all affected series (treated as one class) then outstanding may then declare the principal of all Debt Securities of all such affected series and interest accrued thereon to be due and payable immediately; and (ii) if an Event of Default described in the foregoing clauses (d), (c) or (e) (if the Event of Default under clause (c) or (e) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Section 5.1)
      Subject to certain limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 5.9)
      The Indenture provides that no holder of Debt Securities may institute any action under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class). (Section 5.6)
      The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)
Defeasance
      The following defeasance and covenant defeasance provisions will be applicable to the Exchange Notes.
      The Indenture provides that, with respect to each series of Debt Securities, unless the terms of such series of Debt Securities provide otherwise, the Company shall be discharged from its obligations under the Debt Securities of such series if the Company irrevocably deposits with the Trustee in trust (i) cash, or (ii) in the case of any series of Debt Securities the payments on which may only be made in Dollars (as defined), U.S. Government Obligations (as defined), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants to pay when due the principal and interest on all Debt Securities of such series and any mandatory sinking fund payments provided that certain other conditions are met. These conditions include the delivery to the Trustee of an opinion of counsel based upon and confirming that (a) the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Upon such discharge, the provisions of the Indenture with respect to the Debt Securities of such series shall no longer be in effect except for certain rights, including registration of transfer and exchange of Debt Securities of such series and substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities. (Section 10.1)
      The Company will be released from its obligations with respect to the covenants relating to the limitation on liens and sale and lease-back transactions and the restriction on consolidations, mergers and sale of assets with respect to the Debt Securities on and after the date the conditions set forth below are satisfied (“covenant defeasance”). Covenant defeasance means that, with respect to the outstanding Debt Securities of any series, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation with respect to such provisions of the Indenture and such omission to comply shall not constitute an Event of Default, but the other terms of the Indenture and such Debt Securities shall be unaffected thereby. The following are the conditions to covenant defeasance: (a) the Company has irrevocably deposited or caused to be deposited with the Trustee in trust (i) cash, or (ii) in the case of any series of Debt Securities the payments on which may only be made in Dollars, U.S. Government Obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay when due (A) the principal and interest on all Debt Securities of such series and (B) any mandatory sinking fund payments; (b) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities shall have occurred and be continuing on the date of such deposit; and (c) certain other customary conditions. These conditions include the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 10.1)
Modification of the Indenture
      The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)
      The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of the principal of any Debt Security or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due, (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification or (c) modify any of the foregoing provisions except to increase the aforesaid percentage or to provide that other provisions of the Indenture may not be amended or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 8.2)

The Trustee
      The Trustee, JPMorgan Chase Bank, N.A., is the administrative agent and a lending bank under the Company’s credit facilities. In addition, one or more affiliates of the Trustee have performed and may continue to perform various commercial banking, investment banking and financial advisory services for the Company. An affiliate of the Trustee was an initial purchaser in the private offering.
Exchange Offer; Registration Rights
      On November 14, 2005, we entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) in which we agreed for the benefit of the holders of the outstanding notes to use our reasonable best efforts (i) to file with the SEC within 90 calendar days after the date of issuance of the outstanding notes (the “Closing Date”) a registration statement (the “Exchange Offer Registration Statement”) concerning the exchange offer and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 calendar days after the Closing Date. Promptly after the Exchange Offer Registration Statement has been declared effective, we will offer to holders of each series of the outstanding notes the opportunity to exchange all their outstanding notes for exchange notes. We will keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the outstanding notes but will, in any event, use our reasonable best efforts to cause the exchange offer to be consummated within 210 calendar days of the Closing Date. For each outstanding note validly tendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note of the same series having a principal amount equal to the principal amount of the tendered outstanding note. Interest on each exchange note will accrue from the last Interest Payment Date to which interest was paid on the outstanding note surrendered in exchange therefor or, if no interest has been paid on such outstanding note from the date of the original issuance thereof.
      Based on existing interpretations of the Securities Act by the staff of the SEC (the “Staff”) set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes to be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its outstanding notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.
      Each holder of outstanding notes (other than certain specified holders) who wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to represent that (i) it is not our affiliate or if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the outstanding notes to be exchanged for exchange notes in the exchange offer were acquired in the ordinary course of its business, and (iii) at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the exchange notes. In addition, in connection with any resale of exchange notes, any broker-dealer who acquired the exchange notes for its own account as a result of market-making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes for a period of 180 calendar days from the date the Exchange Offer Registration Statement is declared effective and we will make such prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any Exchange Notes for a period of not less than 90 calendar days after the consummation of the exchange offer.
      If: (i) because of any change in law or in currently prevailing interpretations of the Staff, we are not permitted to effect the exchange offer, (ii) the exchange offer is not consummated within 210 calendar days of the Closing Date, (iii) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act or as a broker-dealer), (iv) requested by any of the initial purchasers within 90 days after the consummation of the exchange offer with respect to outstanding notes acquired by them directly from us or notes with transfer restrictions issued in exchange for Notes and not eligible to be exchanged for Exchange Notes and held by them following the consummation of the Exchange Offer or (v) we so elect, then in each case we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense, (a) use our reasonable best efforts to file, as promptly as practicable (but in no event more than 45 days after so required or requested pursuant to the Registration Rights Agreement), a shelf registration statement covering resales of such outstanding notes (the “Shelf Registration Statement”), (b) use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the Closing Date or such time as all of the applicable outstanding notes have been sold thereunder. We will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder that sells outstanding notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the Shelf Registration Statement holders who do not deliver such information to us.
      If we fail to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the “Special Interest Premium”) will become payable in respect of the outstanding notes.
      If: (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 90th calendar day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following the Closing Date, or (iii) the exchange offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 210th calendar day following the Closing Date, the Special Interest Premium will accrue in respect of the outstanding notes from and including the next calendar day following each of (a) such 90-day period in the case of clause (i) above, (b) such 180-day period in the case of clause (ii) above, and (c) such 210-day period in the case of clause (iii) above, in each case at a rate equal to .25% per annum. The aggregate amount of the Special Interest Premium in respect of each of the outstanding notes payable pursuant to the above provisions will in no event exceed .25% per annum and provided, further, that if the Exchange Offer Registration Statement is not declared effective on or prior to the 210th calendar day following the Closing Date and we request holders of the outstanding notes to provide the information called for by the Registration Rights Agreement referred to herein for inclusion in the Shelf Registration Statement, the outstanding notes owned by holders who do not deliver such information to us when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 210th day following the Closing Date. Upon (1) the filing of an Exchange Offer Registration Statement after the 90-day period described in clause (i) above, (2) the effectiveness of the Exchange Offer Registration Statement after the 180-day period described in clause (ii) above, or (3) the consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause (iii) above, the interest rate on the outstanding notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of the offering memorandum for the outstanding notes.
      If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if we fail to keep such Shelf Registration Statement continuously (x) effective or (y) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any twelve-month period (the 61st day being referred to as the “Default Day”), then from the Default Day until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is usable, (ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the outstanding notes are sold pursuant to the Shelf Registration Statement, the Special Interest Premium in respect of the outstanding notes will accrue at a rate equal to .25% per annum.
      If we fail to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, we will give the holders notice to suspend the sale of the outstanding notes and will extend the relevant period referred to above during which we are required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in an Exchange Offer Registration Statement in connection with the resale of exchange notes) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders will have received copies of the supplemented or amended prospectus necessary to permit resales of the notes or to and including the date on which we have given notice that the sale of the outstanding notes may be resumed, as the case may be.
      The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the information set forth above concerning certain interpretations and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.
      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of up to 180 calendar days from the date the registration statement of which this prospectus is a part is declared effective and we will make such prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any Exchange Notes for a period of not less than 90 calendar days after the consummation of the exchange offer.
      We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes, and any commissions or concessions received by any of these persons, may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. The initial purchasers for the offering of the outstanding notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the exchange notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable.
      We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of the outstanding notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act. In the SEC’s view, indemnification of certain liabilities arising under the Securities Act is contrary to the federal securities laws and therefore unenforceable. We have not entered into any arrangements or understandings with any person to distribute the exchange notes to be received in the exchange offer.

LEGAL MATTERS
      Certain legal matters with respect to the exchange offer will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000
Offer to Exchange All Outstanding $1,000,000,000 5 1/2% Notes due 2016
for
$1,000,000,000 5 1/2% Notes due 2016,
which have been registered under the Securities Act of 1933
and
Offer to Exchange All Outstanding $500,000,000 6% Notes due 2036
for
$500,000,000 6% Notes due 2036,
which have been registered under the Securities Act of 1933

PROSPECTUS